Exhibit 99.1
Cash Systems, Inc. Announces Amendment of Senior Secured Note Agreement
Las Vegas, NV — (Business Wire) — August 20, 2007 — Cash Systems, Inc. (NASDAQ: CKNN), a provider of cash access solutions for the gaming industry, today announced it reached an agreement with its notes holders to amend the notes (the “Notes”) and related agreements, including the warrants that were issued concurrently with the Notes.
The amendments to the Notes include lower EBITDA covenants and an increase in the interest rate from 6.5% to 7.5% and an increase in the face amount of the Notes from $20 million to $22 million. The Notes were also amended to provide that under certain conditions on October 10, 2008, the Company has the ability to redeem up to $8 million of the Notes at 130% of face value. On that same date, the note holders have the right to put $8 million of the Notes to the company at par. Other key amendments include an increase in the number of shares of the Company’s common stock issuable upon exercise of the warrants from 312,500 to 487,500. The exercise price of the warrants has been decreased from $8.00 to $7.38. Additional details regarding the amendments can be found in the Company’s 8-K filing with the SEC.
About Cash Systems, Inc.
Cash Systems, Inc., located in Las Vegas, with additional offices in San Diego and Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.
This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.
Contact:
Don Duffy
Integrated Corporate Relations
203-682-8265